Exhibit 5.8

Our ref	SEA/713299-000001/41309902v9

Ocean Rig UDW Inc. 10 Skopa Street, Tribune House 2nd Floor, Office 202, CY 1075 Nicosia, Cyprus
5 May 2016
Dear Sirs
Ocean Rig UDW Inc. – Registration Statement on Form F-3
We are acting as counsel as to Cayman Islands law to Ocean Rig UDW Inc. (the "Company"), a company incorporated under the laws of the Cayman Islands in connection with the preparation and filing of the registration statement on Form F-3 (such registration statement as amended or supplemented from time to time) (the "Registration Statement") as filed on the date hereof with the U.S. Securities and Exchange Commission (the "Commission") relating to (i) the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act") and offering by the Company in one or more public offerings (collectively, the "Primary Offering") of an indeterminate amount of securities, which may include common shares of the Company of a par value of $0.01 per share (the "Common Shares"), including related preferred share purchase rights (the "Preferred Share Purchase Rights"), preferred shares of the Company of a par value of $0.01 per share (the "Preferred Shares"), debt securities of the Company (the "Debt Securities"), each series of Debt Securities to be issued under an indenture to be entered into by the Company and the trustee, substantially in the form attached as an Exhibit to the Registration Statement (the "Indenture"), warrants to purchase the Company's securities (the "Warrants") to be issued under warrant agreements to be entered into between the Company and the financial institution designated as warrant agent thereunder (the "Warrant Agreement"), purchase contracts to purchase the Company's securities to be entered into between the Company and the purchasers thereunder (the "Purchase Contracts"), rights to purchase the Company's securities (the "Rights"), and units comprised of any of the foregoing securities (the "Units") and, together with the Common Shares, the Preferred Share Purchase Rights, the Preferred Shares, the Debt Securities, the Warrants, the Purchase Contracts and the Rights, the "Securities"), in an aggregate amount not to exceed $2,000,000,000, and (ii) the registration under the Securities Act and offering by certain selling shareholders (the "Selling Shareholders), to be named in a supplement to the prospectus set out in the Registration Statement (the "Prospectus"), in one or more public offerings (collectively, the "Secondary Offering" and, together with the Primary Offering, the "Offering"), of Common Shares in an aggregate amount not to exceed 90,000,000 Common Shares.

1	Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1	The certificate of registration by way of continuation dated 14 April 2016 and the second amended and restated articles of incorporation of the Company as filed on 3 May 2011 with the Registrar of Corporations of the Republic of the Marshall Islands (the "Articles") and the second amended and restated bylaws of the Company as adopted on 9 March 2011 (the "Bylaws").
1.2	The written resolutions of the board of directors of the Company dated 27 April 2016 (the "Resolutions").
1.3	A certificate from a director of the Company (the "Director's Certificate").
1.4	The Registration Statement.
1.5	Such other documents as we have considered necessary for the purpose of rendering this opinion.
2	Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:
2.1	The Indenture, the Debt Securities issuable under the Indenture, the Warrants and the Warrant Agreement, the Purchase Contracts and the Securities issuable pursuant to the Purchase Contracts, the Rights and the document constituting the Rights (the "Rights Agreement"), and the Units and the document constituting the Units (the "Units Agreement") have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.
2.2	The Indenture, the Debt Securities issuable under the Indenture, the Warrants and the Warrant Agreement, the Purchase Contracts and the Securities issuable pursuant to the Purchase Contracts, the Rights Agreement and the Rights issuable under the Rights Agreement and the Units Agreement and the Units issuable under the Units Agreement are, or will be, legal, valid, binding and enforceable against all relevant parties (other than the Company) in accordance with their terms under the all relevant laws (other than the laws of the Cayman Islands).
2.3	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.
2.4	The choice of the laws of the State of New York as the governing law of the Indenture, the Debt Securities issuable under the Indenture, the Warrants and the Warrant Agreement, the Purchase Contracts and the Securities issuable pursuant to the Purchase Contracts, the Rights Agreement and the Rights issuable under the Rights Agreement and the Units Agreement and the Units

issuable under the Units Agreement has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).
2.5	All signatures, initials and seals are genuine.
2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Indenture, the Debt Securities issuable under the respective Indenture, the Warrants and the Warrant Agreement, the Purchase Contracts and the Securities issuable pursuant to the Purchase Contracts, the Rights Agreement and the Rights issuable under the Rights Agreement and the Units Agreement and the Units issuable under the Units Agreement.
2.7	The Debt Securities will be issued and authenticated in accordance with the provisions of a duly authorised, executed and delivered Indenture.
2.8	The Indenture, the Warrants and the Warrant Agreement, the Purchase Contracts and the Securities issuable pursuant to the Purchase Contracts, the Rights Agreement and the Rights issuable under the Rights Agreement and the Units Agreement and the Units issuable under the Units Agreement will be, or have been, duly executed and delivered by an authorised person of the parties thereto.
2.9	The Company will receive, or has received, money or money's worth in consideration for the issue of the Common Shares and the Preferred Shares, and none of the Common Shares nor Preferred Shares will be, or has been, issued for less than par value.
2.10	There will be sufficient Common Shares and Preferred Shares authorised for issue under the Articles and Bylaws.
2.11	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under a duly authorised, executed and delivered Indenture, the Debt Securities issuable under the respective Indenture, the Warrants and the Warrant Agreement, the Purchase Contracts and the Securities issuable pursuant to the Purchase Contracts, the Rights Agreement and the Rights issuable under the Rights Agreement and the Units Agreement and the Units issuable under the Units Agreement.
2.12	The issue of the Securities will be of commercial benefit to the Company.
2.13	No invitation has been or will be made to the public in the Cayman Islands to subscribe for or purchase any of the Securities.
2.14	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York or the Marshall Islands.

2.15	The Common Shares and Preferred Shares that have been, or will be, issued to the Selling Shareholders have been, or will be, duly registered, and will continue to be registered, in the Company's register of members (shareholders), as we have not inspected such register.
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.
3	Opinions
Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	The Common Shares and the Preferred Shares have been duly authorised for issue by the Company, and when issued by the Company against payment in full of the relevant consideration, and duly recorded in the Company's register of members (shareholders), will be validly issued, fully paid and non-assessable.
3.2	Any Securities consisting of Common Shares or Preferred Shares, including any Common Shares or Preferred Shares issuable on conversion, exercise or exchange of other Securities, or issued as part of a Unit, have been duly authorised by the Company and when issued by the Company against payment in full of the relevant consideration, and duly recorded in the Company's register of members (shareholders), will be validly issued, fully paid and non-assessable.
3.3	With respect to each issue of Debt Securities pursuant to the Indenture, the issuance and sale of the Debt Securities has been duly authorised and when (i) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; and (ii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, and, if applicable, registered in the register for such Debt Securities, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered and will constitute legal, valid and binding obligations of the Company and will be entitled to benefits provided by the Indenture.
3.4	With respect to the Warrants, the issuance and sale of the Warrants has been duly authorised and when (i) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Warrants will constitute legal, valid and binding obligations of the Company.

3.5	With respect to the Securities issuable pursuant to the Purchase Contracts, the issuance and sale has been duly authorised and when (i) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of such Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Purchase Contract relating to such Securities shall have been duly authorised and validly executed and delivered by the Company and other party or parties thereunder; and (iii) the certificates representing such Securities have been duly executed, countersigned, registered and delivered in accordance with the Purchase Contract relating to such Securities and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, such Securities will constitute legal, valid and binding obligations of the Company.

3.6	With respect to the Rights, the issuance and sale has been duly authorised and when (i) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Rights Agreement relating to the Rights shall have been duly authorised and validly executed and delivered by the Company and the other party or parties thereunder; and (iii) the certificates representing the Rights have been duly executed, countersigned, registered and delivered in accordance with the Rights Agreement relating to the Rights and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Rights will constitute legal, valid and binding obligations of the Company.
3.7	With respect to the Units, the issuance and sale has been duly authorised and when (i) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Units Agreement relating to the Units shall have been duly authorised and validly executed and delivered by the Company and the other party or parties thereunder; and (iii) the certificates representing the Units have been duly executed, countersigned, registered and delivered in accordance with the Units Agreement relating to the Units and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Units will constitute legal, valid and binding obligations of the Company.
3.8	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Securities that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands.
4	Qualifications
This opinion is subject to the following qualification:
4.1	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company's Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.2	The obligations assumed by the parties under the Indenture, the Warrant Agreement, the Purchase Contracts, the Rights Agreement, the Units Agreement and the Debt Securities, Warrants, Securities, Rights and Units issuable thereunder will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:
(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;
(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;
(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;
(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;
(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;
(f)	arrangements that constitute penalties will not be enforceable;
(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;
(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;
(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Indenture, the Warrant Agreement, the Purchase Contracts, the Rights Agreement or the Units Agreement in matters where they determine that such proceedings may be tried in a more appropriate forum;
(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Indenture, the Warrant Agreement, the Purchase Contracts, the Rights Agreement and the Units Agreement to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Indenture, the Warrant Agreement, the Purchase Contracts, the Rights Agreement or the Units Agreement whereby a Company covenants to restrict the exercise of powers specifically given to it under the Companies Law (2013 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.
4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Indenture, the Debt Securities, the Warrants, the Warrant Agreement, the Purchase Contracts, the Securities issuable pursuant to the Purchase Contracts, the Rights Agreement, the Rights, the Units Agreement and the Units.
4.4	We have not reviewed the final form of the Indentures, the Debt Securities to be issued thereunder, the Warrants and the Warrant Agreement, the Purchase Contracts and the Securities issuable pursuant to the Purchase Contracts, the Rights Agreement and the Rights issuable under the Rights Agreement or the Units Agreement and the Units issuable under the Units Agreement, and our opinions are qualified accordingly.
4.5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Indentures, the Debt Securities, the Warrants, the Warrant Agreement, the Purchase Contracts, the Securities issuable pursuant to the Purchase Contracts, the Rights Agreement, the Rights issuable under the Rights Agreement, the Units Agreement and the Units issuable under the Units Agreement or the transaction of which such provisions form a part, notwithstanding any express provisions in the Indentures in this regard.
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
We express no view as to the commercial terms of the Registration Statement. The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.
This opinion is issued solely for the purpose of filing of the Registration Statement and the registration of the Securities by the Company and is strictly limited to the matters stated herein and is not to be relied upon in respect of any other matter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Yours faithfully
/s/ Maples and Calder
Maples and Calder

Ocean Rig UDW Inc.
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

5 May 2016

To:	Maples and Calder PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

Dear Sirs
Ocean Rig UDW Inc. (the "Company")
I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion.  I hereby certify that:
1	The Articles and Bylaws remain in full force and effect and are unamended.
2	The Resolutions were duly passed in the manner prescribed in in the Articles and Bylaws (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.
3	The resolutions previously passed by the board of directors of the Company approving the initial filing of the Registration Statement and as referred to in the Resolutions were duly passed in accordance with Marshall Islands law and have not been amended, varied or revoked in any respect.
4	The directors of the Company at the date of the Resolutions and at the date of this opinion letter were and are as follows: George Economou, Chrysoula Kandylidis, Vassilis Karamitsanis, George Kokkodis and John Liveris.
5	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Registration Statement.
6	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.
7	Prior to, at the time of, and immediately following the registration of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Registration Statement for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

8	Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.
9	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.
[Remainder of page intentionally left blank.]

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Vossilis Karamitsanis
Director